Exhibit 4.2


                         UAL CORPORATION
                      Officer's Certificate

     Pursuant to Sections 2.1 and 3.1 of the Indenture, dated as of April 3, 1995 (the "Indenture"), between UAL Corporation, a

Delaware corporation (the "Company"), and The Bank of New York, a

New York banking corporation, as trustee (the "Trustee"), the undersigned officer of the Company hereby certifies on behalf of the Company as follows:



     1. Authorization. The establishment of a series of Securities of the Company has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions adopted by the Board of Directors of the Company on December 15, 1994 and January 26, 1995.

     2.   Compliance with Covenants and Conditions Precedent.
All conditions precedent, if any, provided for in the Indenture relating to the establishment of a series of Securities have been complied with.

     3. Terms. The terms of the series of Securities established pursuant to this Officer's Certificate will be as follows:

           (i)     Title.  The title of the Securities
                   is "6 3/8% Convertible Subordinated Debentures due 2025" (the "Debentures").

          (ii)     Aggregate Principal Amount.  The
                   aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 3.4, 3.5, 3.6, 8.6 or 10.7 of the Indenture and except for any Debentures that, pursuant to the last paragraph of Section 3.3 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture) will not exceed $600,000,000.

         (iii)     Stated Maturity.  The date on which
                   the principal of the Debentures is payable is February 1, 2025.

          (iv) Rate of Interest; Interest Payment Dates; Regular Record Dates. The Debentures will bear interest at the rate of 6 3/8% per annum, except that holders of record of the Debentures will be entitled to interest at a
                   rate of      6 1/4% per annum from February 1,
                   1995 through April 3, 1995 in lieu of
                   dividends accumulating after January 31, 1995 on the Series A Preferred Stock. The date from which such interest will accrue is February 1, 1995. The Interest Payment Dates on which such interest will be payable are February 1, May 1, August 1 and November 1 of each year, commencing May 1, 1995, subject to extension as provided in the form of Debenture attached hereto as Exhibit A. The Regular Record Date for the interest payable on any Interest Payment Date will be the January 15, April 15, July 15 or October 15 prior to such Interest Payment Date.

           (v) Place of Payment. The principal of and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose in the City of New York (which, unless changed, will be a corporate trust office or agency of the Trustee); provided that, at the option of the Company, payments may be made by checks mailed by the Trustee to the Holders of the Debentures at their registered addresses or by wire transfers to accounts maintained by the Holders as specified in the Register, and further provided that the payment of principal with respect to any Debenture will be made only upon surrender of such Debenture to the Trustee.

          (vi) Optional Redemption. The Debentures will be redeemable at the option of the Company after meeting certain conditions set forth in the form of Debenture attached hereto as Exhibit A, in whole or in part, on or after May 1, 1996 at the following percentages of the principal amount thereof redeemed, plus accrued and unpaid interest, if any, up to but excluding the Redemption Date, if redeemed during the twelve-month period commencing May 1 of the years indicated:

                   Year                           Redemption
                                                  Price

                   1996                           104.375%
                   1997                           103.750%
                   1998                           103.125%
                   1999                           102.500%
                   2000                           101.875%
                   2001                           101.250%
                   2002                           100.625%
                   2003 and thereafter            100.000%

                   Notice of redemption will be mailed at least
                   30 days but no more than 60 days before the Redemption Date to each Holder at its registered address. If fewer than all the outstanding Debentures are to be redeemed, the provisions of Section 10.3 of the Indenture will govern.

         (vii) Mandatory Redemption. The Debentures will contain no provision for mandatory redemption, a sinking fund or analogous provisions.

        (viii)     Denominations.  The Debentures will be
                   issuable in denominations of $1,000 and
                   integral multiples thereof.

          (ix) Currency. The Debentures will be denominated in Dollars and the principal of, premium, if any, and interest on the Debentures will be payable in Dollars. The Debentures will be satisfied and discharged as provided in
                   Article 4 of the Indenture.

           (x) Payment Currency. The principal of, premium, if any, and interest on the Debentures will not be payable in a currency other than Dollars.

          (xi) Formula. The amount of payments of principal of and interest on the Debentures will not be determined with reference to an index, formula or other method.

         (xii) Amount Payable Upon Acceleration. The principal amount of the Debentures will be payable upon declaration of acceleration pursuant to Section 5.2 of the Indenture.

        (xiii) Payment of Interest. The payment of interest on the Debentures will be governed by Sections
                   2.3 and 3.7 of the Indenture.
         (xiv) Special Rights. There are no provisions granting special rights to the Holders upon the occurrence of specified events.

          (xv) Covenants; Events of Default. The covenants set forth in Section 9.8 of the Indenture will also apply if the Company exercises its right to extend the interest payment period for an Extension Period (as defined in the Debenture). These restrictions will apply until any such Extension Period has terminated. An additional Event of Default occurs with respect to the Debentures if (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article 12 of the Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                   The Company defaults during an Extension
                   Period under the terms of any agreement or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money and such indebtedness shall be accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise become due and payable and the aggregate principal amount thereof so accelerated exceeds $150,000,000 and such acceleration is not rescinded or annulled within ten days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series a written notice specifying such default and stating that such notice is a "Notice of Default" under the Indenture (it being understood, however, that, subject to the provisions of Section 6.1 of the Indenture, the Trustee shall not be deemed to have knowledge of such default under such agreement or instrument unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) a Responsible Officer of the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such agreement or other instrument); provided, however, that if such default under such agreement or instrument is remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of such Holders.

         (xvi) Additional Amounts. The Company will not pay additional amounts on the Debentures held by a Person that is not a U.S. Person in respect of taxes or similar charges withheld or deducted.

        (xvii) Registered Securities. The Debentures will be issuable as Registered Securities, without interest coupons. Section 3.5 of the Indenture will govern the Debentures.

       (xviii)     Bearer Securities; Temporary Global Security.
                   The Debentures will not be Bearer Securities or represented by a temporary global Security.

         (xix)     Defeasance and Covenant Defeasance.  Sections
                   4.4 and 4.5 of the Indenture will not apply to the Debentures.

          (xx) Registrar; Paying Agent. The Trustee will be the Registrar and the Paying Agent for the Debentures.

         (xxi) Warrants. No warrants will be issued in connection with the Debentures.

        (xxii)     Exchange Rate Agent.  There will be no
                   Exchange Rate Agent with respect to the
                   Debentures.

       (xxiii) Permanent Global Form. The Debentures will be represented by four permanent global debentures (the "Global Debentures"), with respect to which The Depository Trust Company will be the Depositary. Section 3.5 of the Indenture will govern the Global Debentures.

        (xxiv) Conversion. The Debentures will be convertible at the option of the Holders thereof at any time after the date of original issuance thereof, unless previously redeemed, into a combination of cash in the amount of $541.90 for each $1,000 principal amount thereof and the number of fully-paid and nonassessable shares of common stock of the Company obtained by dividing (i) the difference between Principal Amount (as defined in the Debenture) of the Debenture and $541.90 for each $1,000 principal amount thereof by (ii) the Conversion Price (as defined in the Debenture) and surrendering such Debentures to be converted as provided in the form of Debenture attached hereto as Exhibit A, provided, however, that the right to convert Debentures called for redemption shall terminate at the close of business on the day preceding the Redemption Date, unless the Company shall default in making payment of the cash payable upon such redemption. The form of Debenture will govern the other terms and conditions with respect to conversion of the Debentures.

         (xxv) Subordination. Article 12 of the Indenture will govern the terms and conditions under which the Debentures are subordinate to the Senior Indebtedness of the Company.

        (xxvi) Other Terms. The Debentures will have the other terms and will be substantially in the form set forth in the form of Debenture attached hereto as Exhibit A. In case of any conflict between this certificate and the Debentures in the form attached hereto as Exhibit A, or between the Resolutions and the Debentures in such form, the Debentures will control.

     Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture.

     The undersigned, for himself, states that he has read and is familiar with the provisions of Article 2 of the Indenture relating to the establishment of the form of Security representing a series of Securities thereunder and Article 3 of the Indenture relating to the establishment of a series of Securities thereunder, and in each case, the definitions therein relating thereto; that he is generally familiar with the other provisions of the Indenture and with the affairs of the Company and its acts and proceedings and that the statements and opinions made by him in this Certificate are based upon such familiarity; that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with; and, that in his opinion, the covenants and conditions referred to above have been complied with.



     Insofar as this Certificate relates to legal matters, it is based, as provided for in Section 1.3 of the Indenture, upon the opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Indenture and relating to the Debentures.

     IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate on behalf of the Company this 11th day of April 1995.

                                   UAL CORPORATION


                                   By:  /s/ Douglas A. Hacker

                                       Name: Douglas A. Hacker
                                       Title: Senior Vice President - Finance